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                                                                   Exhibit 21.1

List of subsidiaries for Nitinol Medical Technologies, Inc.:

NMT Heart Inc. (DE)
NMT Investments Corp.
Nitinol Medical Technologies FSC, Inc.
Nitinol Medical Technologies, International B.V.
Image Technologies Corporation
NMT NeuroSciences (International), Inc.
NMT NeuroSciences (US), Inc.
NMT NeuroSciences (IP), Inc.
NMT Neurosciences Holdings (UK) Limited
NMT Neurosciences Holdings B.V.
NMT Neurosciences (UK) Limited
Spembly Medical Ltd.
Swedemed AB
Spembly Cryosurgery Ltd.
NMT Neurosciences (Belgium) SA
NMT Neurosciences Instruments B.V.
NMT NeuroSciences Holdings (France) SA
NMT Neurosciences (Hong Kong) Limited
NMT NeuroSciences GmbH
NMT Innovasive Systems, Inc.
NMT Neurosciences (Spain) SA
NMT NeuroSciences Implants (France) SA
NMT NeuroSciences Instruments (France) SARL